Exhibit 99.1

PROSPECT ACQUISITION CORP. ANNOUNCES RECEIPT OF DETERMINATION LETTER FROM NYSE ALTERNEXT US LLC

NAPLES, FL, February 13, 2009— Prospect Acquisition Corp. (NYSE Alternext: PAX) (the “Company”) announced today that, on February 10, 2009, it received a letter from NYSE Alternext US LLC (the “Exchange”) indicating that the staff of the Exchange’s Corporate Compliance Department (the “Staff”) has determined that the Company is not in compliance with Section 704 of the Exchange’s Company Guide, one of the Exchange’s continuing listing standards, because the Company failed to hold an annual meeting of its stockholders during 2008.

Pursuant to the Staff determination letter, in order to maintain its Exchange listing, the Company must submit a plan of compliance by March 10, 2009 (the “Plan”) advising the Exchange of action it has taken, or will take, that would bring it into compliance with Section 704 of the Company Guide by August 11, 2009 (the “Plan Period”).  The Company intends to submit a Plan to the Exchange on or before March 10, 2009 in which it will state its intention to hold a meeting of its stockholders on or before August 11, 2009.  After submission of the Plan, management from the Exchange’s Corporate Compliance Department will evaluate the Plan and make a determination as to whether the Company has made a reasonable demonstration in the Plan of an ability to regain compliance with the continued listing standards by August 11, 2009, in which case the Plan will be accepted.  If the Plan is accepted, the Company may be able to continue its listing during the Plan Period during which time it will be subject to periodic review to determine whether it is making progress consistent with the Plan.

About the Company

Prospect Acquisition Corp. is a blank check company formed for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets, which we refer to as our initial business combination, in the financial services industry, which includes investment management firms.

All questions and inquiries for further information should be directed to David A. Minella, Chairman and CEO of the Company.  He can be reached via telephone at 239-254-4481.